EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

The Registrant has two wholly-owned subsidiaries, Davey Tree Surgery Company (incorporated in Ohio), and the Davey Tree Expert Co. of Canada, Limited (incorporated in Canada), each of which did business in 2000 under its corporate name.